                                                      Registration No. 333-11591


                      Securities and Exchange Commission

                       Pre-Effective Amendment No. 5 to
                                   FORM S-1

            Registration Statement Under the Securities Act of 1933

                             Tice Technology, Inc.
            (Exact name of registrant as specified in its charter)


        Delaware                      8711                    62-1647888
(State of Incorporation)        (Primary Standard           (IRS Employer
                            Industrial Classification       Identification
                                  Code Number)                 Number)

                   ----------------------------------------

                                6711 Tice Plaza
                          Knoxville, Tennessee 37918
                                (423) 925-4501
                       (Address and telephone number of
                   Registrant's principal executive offices)

                          William A. Tice, President
                             Tice Technology, Inc.
                                6711 Tice Plaza
                          Knoxville, Tennessee 37918
                                (423) 925-4501
           (Name, address and telephone number of agent for service)

                        Copy to: Lynn H. Wangerin, Esq.
                             Ogden Newell & Welch
                           1200 One Riverfront Plaza
                          Louisville, Kentucky 40202
                                (502) 582-1601
                                (502) 581-9564       (facsimile)

                   ----------------------------------------
     Approximate date of commencement of proposed distribution to public: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        Calculation of Registration Fee


Title of each class      Amount to be      Proposed maximum        Proposed maximum           Amount of
of securities to be       registered        offering price        aggregate offering       registration fee
     registered                                per unit                 price

Common Shares (1)           1,841,407           $ 0.07                    $  128,898                 $   45
Common Shares (2)              54,750           $ 1.00                    $   54,750                 $   19
Common Shares (3)              88,560           $ 3.00                    $  265,680                 $   92
Common Shares (4)           1,000,000           $ 8.00                    $8,000,000                 $2,759
Common Stock
  Purchase Warrants         1,000,000           $   (5)                   $       (5)                $   (5)
          Total Fee                                                                                  $2,915

     (1) These securities include 300,000 shares which were issued to Monogenesis Corporation in contemplation of distribution at a price of $0.01 per share. They will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 125 shares for each share held. The remaining shares are to be offered for sale at market price from time to time and are currently held by former shareholders of Tice Engineering and Sales, Inc., 1,302,937 shares by William A. Tice and 238,470 shares by Joseph Walker & Sons, Inc. There is no current offering price for these shares. The fee calculation is based upon the book value of Tice Engineering and Sales, Inc., the wholly owned subsidiary of Tice Technology, Inc., as of September 30, 1996.

     (2) These are the Common Shares which will be issued in the event that employees holding stock options exercise the options and which are registered only for resale by the holders. The maximum offering price is based upon the exercise price of the options.

     (3) Certain individuals who have loaned funds to Tice Engineering and Sales, Inc., the Issuer's wholly owned subsidiary, will convert such debt to Common Shares of the Issuer at the rate of $3.00 per share as of the effective date of the registration statement and desire to include such shares in the registration statement for resale as Selling Shareholders.

     (4) These are the Common Shares which will be issued in the event the Common Stock Purchase Warrants are exercised. The maximum offering price is based upon the exercise price of the warrants.

     (5) The warrants were issued to Monogenesis Corporation at a price of $0.01 each and will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 400 warrants for each share held. The warrants are registered in the same registration statement as the Common Shares underlying the warrants and, therefore, no separate registration fee is required pursuant to Rule 457(g).

PART I - PROSPECTUS -  See Amemdment No. 4.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     Expenses of the offering are estimated to be approximately $100,000 which amount includes the following items:

     Registration fee - federal                      $ 2,915
     Registration fees - state                       $   450
     Transfer Agent Fees*                            $15,000
     Printing and EDGAR Filing Costs*                $12,000
     Legal Fees (including fees relating
     to the reorganization)*                         $50,000
     Accounting Fees                                 $20,000
--------------------------------------------------------------------------------

* estimates

The Selling Shareholders are not paying any expenses of the registration.

Item 14.  Indemnification of Directors and Officers

     The Issuer has provisions in its Certificate of Incorporation which limit its directors' monetary liability to it or its shareholders except: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for unlawful payment of dividends or unlawful repurchase or redemption of its own stock; or (d) for any transaction from which the director derived an improper personal benefit.

     The Issuer is required to indemnify its officers and directors for any liability incurred by them in their capacity as such except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

Item 15.  Recent Sales of Unregistered Securities

     On the effective date of this Registration Statement, the Issuer issued 5,450,220 Common Shares and 750,000 Class B Common Shares to the shareholders of Tice Engineering and Sales, Inc. in exchange for all of TES's issued and outstanding stock (238,470 Class B Common Shares issued to Joseph Walker and Sons, Inc. were converted to Common Shares) and options to purchase 42,750 Common Shares to eight employees. The Issuer also issued 88,560 shares to six persons in satisfaction of certain debt of TES. The Issuer claims exemption from registration under Section 4(2) of the Securities Act of 1933.

     Of the Common Shares issued to TES shareholders and note holders, 1,629,967 shares (in addition to the Common Shares sold to Monogenesis) will be registered under this Registration Statement. The remaining securities issued will bear a restrictive legend. The Common Shares which may be issued upon exercise of the employee stock options will also be registered under this Registration Statement.

Item 16.  Exhibits and Financial Statement Schedules
------------------------------------------------------------------------------------------
                                                                        Exhibit      Page
                                                                      Table Number  Number
                                                                      ------------  ------
------------------------------------------------------------------------------------------
I.    Plan of Acquisition, Reorganization, Arrangement, Liquidation          2
      or Succession
------------------------------------------------------------------------------------------
      (i)  Stock Purchase Agreement and Plan of Reorganization                        +
           (including all schedules)
------------------------------------------------------------------------------------------
II.   Articles of Incorporation and Bylaws                                  3
------------------------------------------------------------------------------------------
      (i)  Certificate of Incorporation of Tice Technology, Inc.                      +
------------------------------------------------------------------------------------------
      (ii) Bylaws of Tice Technology, Inc.                                            +
------------------------------------------------------------------------------------------
III.  Instruments Defining the Rights of Security Holders                   4
------------------------------------------------------------------------------------------
      (i)  Common Stock Purchase Warrant Agreement Between                            x
           Tice Technology, Inc. and Warrant Agent
------------------------------------------------------------------------------------------
IV.   Opinion of Counsel - Legality of Securities Being Registered          5         7
------------------------------------------------------------------------------------------
V.    Material Contracts                                                   10
------------------------------------------------------------------------------------------
      (i)  Agreement Between Tice Technology, Inc. and Transfer                       *
           Agent
------------------------------------------------------------------------------------------
      (ii) Patent, Technical Data and Assistance License Between                      x
           Tice Engineering and Sales, Inc. and Brother Industries,
           Ltd.
------------------------------------------------------------------------------------------
VI.   Statement re Computation of  Per Share Earnings                       11       **
------------------------------------------------------------------------------------------
VII.  Letter re Change in Certifying Accountant                             16       **
------------------------------------------------------------------------------------------
VIII. Subsidiaries of the Registrant                                        21        *
------------------------------------------------------------------------------------------
IX.   Consent of Experts                                                    23
------------------------------------------------------------------------------------------
      (i)   Consent of Coopers & Lybrand L.L.P.                                      **
------------------------------------------------------------------------------------------
      (ii)  Consent of Boring & Goins, P.C.,                                         **
            Certified Public Accountants
------------------------------------------------------------------------------------------
      (iii) Consent of Norman Jones Enlow & Co.,                                     **
            Certified Public Accountants
------------------------------------------------------------------------------------------
      (iv)  Consent of Counsel - See Exhibit 5
------------------------------------------------------------------------------------------
X.    Financial Data Schedule                                               27       **
------------------------------------------------------------------------------------------

* Included in original filing of Registration Statement and incorporated by reference herein.

+ Included in Pre-Effective Amendment No. 1 to the Registration Statement and incorporated by reference herein.

x Included in Pre-Effective Amendment No. 2 to the Registration Statement and incorporated by reference herein.

** Included in Pre-Effective Amendment No. 4 to the Registration Statement and incorporated by reference herein.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment no. 5 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on July 28, 1997.

Tice Technology, Inc.


By: /s/ William A. Tice
    ---------------------------------------------------
    William A. Tice, President, Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 5 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    /s/ William A. Tice                                 on July 28, 1997
    ---------------------------------------------------
    William A. Tice, President, Chief Executive Officer


    /s/ Karen A. Walton                                 on July 28, 1997
    ---------------------------------------------------
    Karen A. Walton, Chief Financial Officer


    The following are at least a majority of the directors of Tice Technology,
    Inc.:


    /s/ William A. Tice                                 on July 28, 1997
    ---------------------------------------------------
    William A. Tice, Director


    /s/ Karen A. Walton                                 on July 28, 1997
    ---------------------------------------------------
    Karen A. Walton, Director


    /s/ Sarah Y. Sheppeard                              on July 28, 1997
    ---------------------------------------------------
    Sarah Y. Sheppeard, Director